  Exhibit (10)-dd

  LETTER WAIVER

To: Bausch & Lomb B.V. (the Company)
Koolhovenlaan 110
1119 NH Schiphol-Rijk
The Netherlands

Fax: +31 20 6554 651
Attn: Financial Controller

and:  Bausch & Lomb Incorporated (the Guarantor)
One Bausch & Lomb Place
Rochester
New York 14604
United States of America

Fax: +1 585 338 8188
Attn:  Corporate Treasury Operations

  17 May, 2006

  Dear Sirs,

  US$375,000,000 credit agreement (the Agreement) dated 29 November 2005 (as amended) between (among others) the Company, the Guarantor and Citibank International plc as facility agent

1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)
Pursuant to Clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)
The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)
Effective Date means the date on which the Facility Agent gives notification to the Obligors that it has received a copy of this letter countersigned by the Company and the Guarantor; provided that the Facility Agent must provide such notification as soon as reasonably practicable but no later than one (1) business day after the Facility Agent has received a copy of the fully countersigned letter.

3.	Amendments

(a)	Subject to subparagraph (b) below, the Agreement will be amended from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will not be amended by this letter unless the Facility Agent has received a copy of this letter countersigned by the Company and the Guarantor.

(c)	The Agreement will be amended as follows:

(i)	Clause 19.11(a) (BLIO Matters) of the Agreement will be amended by deleting the introductory sentence in its entirety and replacing it with the following:

"Solely for the Waiver Period, it is agreed that the BLIO Matters described in the BLIO Announcements and Confidential Disclosures, and the Other Matters described in the Other Announcements and Confidential Disclosures will not result in or constitute a breach of this Agreement (including, without limitation, any misrepresentation or breach of covenant) or a Default to the extent that:";

(ii)	the first line of Clause 19.11(a)(i) (BLIO Matters) of the Agreement will be amended by adding the words: "with respect to the BLIO Matters," before the words "any restatements";

(iii)	Clause 19.11(a)(ii) (BLIO Matters) of the Agreement will be amended by:

(A)	adding the words "with respect to the BLIO Matters, and" before the words "with respect to any delay" in the first line thereof; and

(B)	deleting the reference to “31 May” in the last line thereof and replacing it with “2 October”;

(iv)	the following sentence shall be inserted as a new paragraph at the end of Clause 19.11(a) (BLIO Matters):

"Furthermore, solely for the Waiver Period, the Lenders agree to waive any Default which may arise in the event that the Guarantor receives a 'Notice of Default' due to default of performance, or breach of, any covenant or warranty by the Guarantor under section 501(4) of the Indenture.";

(v)	the definition of BLIO Announcements in Clause 19.11(b) of the Agreement shall be amended by:

(A)	deleting “and” at the end of subparagraph (iii);

(B)	deleting the full stop after the words "Guarantor's related investigation" at the end of subparagraph (iv) and replacing it with a semi-colon; and

(C)	inserting new subparagraphs (v) to (ix), inclusive as follows:

“(v) press release dated 17 March, 2006 relating to updated status of the Guarantor’s financial reporting;

(vi) Form 12(b)-25, dated 17 March, 2006, with respect to delay in filing of Form 10-K Annual Report for the fiscal year ended 31 December, 2005;

(vii) Form 12(b)-25, dated 11 May, 2006 relating to delay in filing of Form 10-Q Quarterly Report for the quarterly period ended 1 April, 2006;

(viii) Form 8-K, dated 4 May, 2006, relating to current litigation and debt tender offers and consent solicitations; and

(ix) Form 8-K, dated 8 May, 2006 relating to tender offer and consent solicitation under the Indenture.";

(vi)	the following definitions shall be inserted into Clause 19.11(b) of the Agreement between the definitions of BLIO Matters and Waiver Period:

"Confidential Disclosures means the confidential information which the Guarantor disclosed to the Facility Agent and Lenders verbally and in writing prior to 16 May, 2006 under the terms of confidentiality agreements executed with each Lender.

Indenture means the Guarantor's indenture with Citibank, N.A., dated 1 September, 1991, as supplemented and amended.

Other Announcements means the Guarantor's:

(i) press release dated 31 March, 2006 relating to collaborative investigations regarding fungal eye infections;

(ii) press releases dated 10 April, 2006 relating to temporary suspension of shipments of ReNu® with MoistureLoc® produced at Greenville, S.C. manufacturing facility;

(iii) press release dated 13 April, 2006 relating to removing US manufactured ReNu® with MoistureLoc® from retailers’ shelves;

(iv) press release dated 15 May, 2006 relating to worldwide withdrawal of ReNu® with MoistureLoc®;

(v) Form 12(b)-25, dated 11 May, 2006 relating to delay in filing of Form 10-Q Quarterly Report for the quarterly period ended 1 April, 2006;

(vi) Form 8-K, dated 12 April, 2006, relating to the 10 April, 2006 press release;

(vii) Form 8-K, dated 14 April, 2006, relating to the 13 April, 2006 press release;

(viii) Form 8-K, dated 4 May, 2006, relating to current litigation and debt tender offers and consent solicitations;

(ix) Form 8-K dated 8 May, 2006 relating to tender offer and consent solicitation under the Indenture; and

(x) Form 8-K, dated 15 May, 2006, relating to the 15 May, 2006 press release.

            Other Matters means (in both cases, including any such information contained in the Other Announcements) the:

(i) financial, accounting and tax matters (other than the BLIO Matters); and

(ii) increased reports of fungal eye infections among contact wearers and any relationship, impact or affect such reports have on the ReNu® with MoistureLoc® product."; and

(vii)	the definition of Waiver Termination Date in Clause 19.11(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“Waiver Termination Date means the earlier of:
          (i) 6.00 p.m. (Rochester, New York time) on 2 October, 2006; and

(ii) the date (if any) on which the trustee or holders of not less than 25 per cent. of the principal amount of outstanding securities under any series with an outstanding principal amount of at least US$50,000,000 under the Indenture have given to the Guarantor notice that the principal amount of such securities is due and payable immediately.".

4.	Further Waiver

  The Guarantor’s 2005 annual report on Form 10-K will contain financial statements for 2005 and restated financial statements for certain prior periods, including but not limited to the Guarantor’s 2004 fiscal year. Accordingly, in addition to the BLIO Matters and Other Matters not resulting in or constituting a breach of the Agreement or Default during the Waiver Period, as set forth in Clause 19.11(a), the Majority Lenders further agree, upon the filing of that annual report on Form 10-K, in accordance with the terms of this letter, that any representation under Clauses 16.6 (Financial statements) and 16.11 (Compliance with laws) of the Agreement which is incorrect in any material respect, or any breach of the covenants at Clauses 17.7 (Maintenance of accounts) and 17.10 (Reporting requirements) or any Default arising therefrom, with respect to periods covered thereby, shall be permanently and irrevocably waived, to the extent related to the matters described in the BLIO Announcements, Other Announcements or Confidential Disclosures.

5.	Indenture

  In the event that the Guarantor receives notice of an "Event of Default" due to default of performance, or breach of any covenant or warranty by the Guarantor under section 501(4) of the Indenture, the Guarantor will immediately provide a copy of such notice to the Facility Agent.

6.	Guarantee

  The Guarantor:

(a)	agrees to the amendment of the Agreement as contemplated by this letter; and

(b)	with effect from the Effective Date, confirms that the guarantee given by it under the Agreement will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as amended by this letter.

7.	Amendment fee

(a)
In further consideration for the matters contemplated by this letter, the Company must pay to the Facility Agent for the account of the Lenders which consented on or before the date of this letter to the amendments to the Agreement contemplated by this letter (the Consenting Lenders) a monthly fee equal to 0.10 per cent. of the total Commitments of the Consenting Lenders. The Facility Agent shall provide the Obligors with a listing of the Consenting Lenders by 19 May, 2006. The first such monthly fee shall be payable no later than 1 June, 2006, and subsequent monthly fees will be due on the first Business Day of each month thereafter that the Guarantor is delayed in filing its financial statements prior to the Waiver Termination Date. Payments will be made to the account notified to the Company by the Facility Agent for this purpose.

(b)
All amounts payable under this letter are exclusive of any value added tax or other taxes of any nature and will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever and all such payments shall be made free and clear and without deduction for or on account of any present or future taxes, charges, deductions or withholdings.

8.	Miscellaneous

(a)	This letter is a Finance Document and a Fee Letter.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)
Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

9.	Governing law

  This letter is governed by English law.

/s/ Olufunmilayo Dada   /s/ Patrick McCawley.

For
CITIBANK INTERNATIONAL PLC
as Facility Agent for and on behalf of the Finance Parties

We agree with the terms of this letter.

/s/ Efrain Rivera
Efrain Rivera, Treasurer
For
BAUSCH & LOMB B.V.

Date: May 17, 2006

/s/ Stephen C. McCluski
Stephen C. McCluski
Sr. Vice President and CFO
For
BAUSCH & LOMB INCORPORATED

Date: May 17, 2006